UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 17, 2022

OCUGEN, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36751	04-3522315
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

263 Great Valley Parkway

Malvern, Pennsylvania 19355

(484) 328-4701

(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	OCGN	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director’s Decision Not to Stand for Re-Election at the Annual Meeting

On March 17, 2022, Manish Potti, a member of the Board of Directors (the “Board”) of Ocugen, Inc. (the “Company”), notified the Board that he will not stand for re-election as a Class II director at the Company’s 2022 annual meeting of stockholders (the “Annual Meeting”), and therefore, will no longer serve as a director of the Company or on any committee of the Board, effective as of the Annual Meeting. Mr. Potti’s decision to not stand for re-election at the Annual Meeting was for personal reasons and did not result from any disagreement with the Company on matters relating to the Company’s operations, policies or practices. The Company extends its gratitude to Mr. Potti for his service to the Board and wishes him the best in his future endeavors.

Expansion of Board and Appointment of New Directors

On March 17, 2022, the Board increased the size of the Board from seven to eight members, and appointed Marna Whittington, Ph.D. as a Class II director, effective March 21, 2022. The Board also approved decreasing the size of the Board to seven directors following the Annual Meeting.

As a non-employee director, Dr. Whittington will be compensated for her services in the manner described in the Company’s current Non-Employee Director Compensation Policy (the “Policy”). In accordance with the Policy, upon commencement of her service as a director on March 21, 2022, Dr. Whittington received an initial option grant (the “Initial Grant”) to purchase shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), with a grant date fair value of $285,000, at an exercise price equal to the closing price per share of the Company’s Common Stock on The Nasdaq Capital Market on March 21, 2022. The Initial Grant will vest over a three-year period in equal monthly installments beginning on April 21, 2022, subject to Dr. Whittington’s continuous service through such applicable vesting dates.

There are no arrangements or understandings between Dr. Whittington, on the one hand, and any other persons, on the other hand, pursuant to which Dr. Whittington was selected as a director. Dr. Whittington does not have a family relationship with any director or executive officer of the Company. Furthermore, there are no transactions between Dr. Whittington and the Company that would be required to be reported under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

Chief Accounting Officer Amended and Restated Employment Agreement

Following her previously announced appointment to the positions of Chief Accounting Officer and Senior Vice President, Finance, the Board approved an amended and restated employment agreement (the “Employment Agreement”) between the Company and Jessica Crespo. Pursuant to the Employment Agreement, dated as of March 18, 2022, Ms. Crespo will receive an annual base salary of $375,000 and will have a target annual bonus opportunity at least equal to 40% of her base salary.

Under the Employment Agreement, if Ms. Crespo’s employment is terminated by the Company “without cause” or by her for “good reason” (each as defined in her employment agreement), Ms. Crespo will be entitled to (i) continued payment of her then-current annual base salary for twelve months, and (ii) payment of her COBRA premiums for continued health benefit coverage for up to twelve months. In addition, if such termination occurs within three months prior to or within 12 months following a “change of control” (as defined in the employment agreement), Ms. Crespo would also be entitled to (i) a lump sum payment equal to 75% of her then-current target bonus; and (ii) immediate vesting of any then otherwise unvested equity awards. These severance benefits would be conditioned on Ms. Crespo’s execution of a release of claims against the Company and its affiliates.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which will be filed with the Company’s next periodic report.

In addition, in connection with her appointment, Ms. Crespo was awarded the following equity awards on March 18, 2022: (i) a stock option with a grant date fair value of $225,000, with such grant date fair value determined using a Black-Scholes model based on the trailing average price of Common Stock on The Nasdaq Capital Market for the thirty trading days immediately preceding the grant date (the “Trailing Average Price”), and (ii) restricted stock units with respect to a number of shares of Common Stock determined by dividing $75,000 by the Trailing Average Price. These equity awards vest in three equal annual installments, subject in each case to Ms. Crespo’s continued service to the Company through the applicable vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 23, 2022

OCUGEN, INC.

By:	/s/ Shankar Musunuri
Name: Shankar Musunuri
Title: Chief Executive Officer and Chairman

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